Exhibit 5.1

[UNION PACIFIC LETTERHEAD]

February 10, 2021

Union Pacific Corporation

1400 Douglas Street

Omaha, Nebraska 68179

Ladies and Gentlemen:

I am Assistant Secretary of Union Pacific Corporation, a Utah corporation (the “Company”) and Senior Counsel for the Union Pacific Railroad Company, and I am rendering this opinion in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and exchange of up to $1,047,453,000 aggregate principal amount of new 2.973% Notes due 2062 (the “Exchange Notes”) for a like aggregate principal amount of outstanding 2.973% Notes due 2062, which have certain transfer restrictions (the “Original Notes”). The Exchange Notes are to be issued pursuant to an indenture (the “Indenture”) dated as of April 1, 1999 between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Mellon (formerly known as The Bank of New York), as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee.

In connection with this opinion, I, or attorneys under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and proceedings as I have considered necessary for the purposes of this opinion. I, or attorneys under my supervision, have also examined and am familiar with the proceedings taken by the Company to authorize the issuance and exchange of the Exchange Notes for a like aggregate principal amount of outstanding Original Notes. In addition, I have examined a copy of the Registration Statement, including the prospectus forming a part thereof and the exhibits thereto (the “Prospectus”).

In rendering this opinion I have assumed, without independent investigation: (i) the authenticity of all documents submitted to me as originals; (ii) the conformity to original documents of all documents submitted as certified or photostatic copies; and (iii) the genuineness of all signatures. As to questions of material fact relating to the opinions expressed herein, I have relied upon such certificates of public officials, corporate agents and officers of the Company and such other certificates as I have deemed relevant.

Based upon and subject to the foregoing and other qualifications and limitations set forth herein, I am of the opinion that when the Registration Statement has become effective under the Securities Act, the Exchange Notes have been duly executed, delivered and authenticated in accordance with the terms of the Indenture and the Original Notes have been duly received by the Company, all in the manner contemplated by the said Registration Statement, the Exchange Notes will be legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and will be entitled to the benefits of the Indenture.

February 10, 2021

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My opinion is limited in all respects to the corporate laws of the State of Utah, the laws of the State of Nebraska and the laws of the United States of America, and I express no opinion with respect to the laws of any other jurisdiction. To the extent that this opinion relates to matters under the laws of the State of New York, I have assumed that the laws of the State of New York are substantially similar to those of the State of Nebraska for similar matters in this opinion. Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is provided as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

In addition, I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus. In rendering this opinion and giving this consent, I do not admit that I am an “expert” within the meaning of Section 7 of the Securities Act and the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ John A. Menicucci, Jr.
John A. Menicucci, Jr. Assistant Secretary Union Pacific Corporation